UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Prosperity Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, APRIL 18, 2006

Shareholders of Prosperity Bancshares, Inc.:

The 2006 Annual Meeting of Shareholders (the “Meeting”) of Prosperity Bancshares, Inc. (the “Company”) will be held at the River Oaks Banking Center of Prosperity Bank at Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas, on Tuesday, April 18, 2006, beginning at 10:00 a.m. (local time), for the following purposes:

1.	To elect five (5) directors of Class II to serve on the Board of Directors of the Company until the Company’s 2009 annual meeting of shareholders and until their successors are duly elected and qualified, or until their earlier resignation or removal;

2.	To approve a proposal to amend the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock from 50,000,000 to 200,000,000 shares;

3.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2006; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The close of business on March 7, 2006 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting or at any adjournments thereof. A list of shareholders entitled to vote at the Meeting will be available for inspection by any shareholder at the offices of the Company during ordinary business hours for a period of at least ten days prior to the Meeting.

By order of the Board of Directors,

Ned S. Holmes Chairman of the Board

March 20, 2006

Houston, Texas

Your Vote is Important.

You are cordially invited and urged to attend the Meeting. Whether or not you plan to attend the Meeting, please complete, date and sign the enclosed proxy card and promptly mail it in the enclosed envelope. The proxy is revocable in the manner described in the proxy statement at any time before it is voted at the Meeting. If you attend the Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

PROSPERITY BANCSHARES, INC.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

PROXY STATEMENT

FOR

2006 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, APRIL 18, 2006

SOLICITATION, REVOCABILITY AND VOTING OF PROXIES

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Prosperity Bancshares, Inc. (the “Company”) for use at the 2006 Annual Meeting of Shareholders of the Company to be held at the Company’s principal executive offices at Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas, on Tuesday, April 18, 2006, beginning at 10:00 a.m. (local time), and any adjournments thereof (the “Meeting”) for the purposes set forth in this Proxy Statement and the accompanying Notice of 2006 Annual Meeting of Shareholders. This Proxy Statement, the Notice of Meeting and the enclosed proxy will first be sent to shareholders on or about March 20, 2006.

Voting of Proxies

Shares of the Company’s common stock, $1.00 par value (“Common Stock”), represented at the Meeting by an executed and unrevoked proxy in the form enclosed will be voted in accordance with the instructions indicated on the proxy. If no instructions are specified on an executed and returned form of proxy, the proxies intend to vote the shares represented thereby in favor of each of the proposals to be presented to and voted upon by the shareholders as set forth herein.

The Board of Directors knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote may be properly taken, shares represented by an executed and unrevoked proxy will be voted with respect thereto in accordance with the judgment of the persons designated in the proxy. The proxy also confers on the proxies the discretionary authority to vote with respect to any matter presented at the Meeting for which advance notice was not received by the Company in accordance with the Company’s Amended and Restated Bylaws.

Revocability of Proxies

Any proxy given by a record shareholder may be revoked by such shareholder at any time before it is voted at the Meeting by:

•	delivering to the Secretary of the Company a written notice of revocation;

•	submitting to the Secretary of the Company a duly executed proxy bearing a later date; or

•	attending the Meeting and voting in person.

All written notices of revocation and other communications with respect to revocation of proxies should be sent to: Prosperity Bancshares, Inc., Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas 77027, (713) 693-9300, Attention: denise Urbanovsky, Secretary. Any shareholder who holds shares in street name with a bank or broker must contact that bank or broker if he or she wishes to revoke his or her proxy.

Solicitation of Proxies

This proxy solicitation is made by the board of directors of the Company and the cost of this solicitation is being borne by the Company. Proxies will be solicited through the mail and, if deemed advisable, directors, officers and regular employees of the Company may solicit proxies personally or by telephone or other means of communication, without being paid additional compensation for such services. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expense in forwarding the proxy materials to beneficial owners of the Company’s Common Stock.

Annual Report

The Company’s Annual Report on Form 10-K, including consolidated financial statements and related notes, for the fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission, accompanies but does not constitute part of this Proxy Statement.

VOTING SHARES AND VOTING RIGHTS

Only holders of record of Common Stock at the close of business on March 7, 2006 (the “Record Date”), are entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof. On that date there were 27,864,894 shares of Common Stock outstanding, which is the only outstanding class of voting securities of the Company. The holders of at least a majority of the outstanding shares of Common Stock must be represented at the Meeting, in person or by proxy, in order to constitute a quorum for the transaction of business. Abstentions and shares held of record by a broker or nominee that are voted on any matter will be included in determining whether a quorum exists. Each holder of Common Stock shall have one vote for each share of Common Stock registered, on the Record Date, in such holder’s name on the books of the Company.

Directors will be elected by a plurality of the votes cast in person or by proxy. Accordingly, the five Class II nominees receiving the highest number of votes cast by the holders of Common Stock will be elected. There will be no cumulative voting in the election of directors. A broker non-vote or a withholding of authority to vote with respect to one or more nominees for director will not have the effect of a vote against such nominee or nominees. A broker non-vote occurs when a broker does not have discretionary authority to vote the shares and has not received voting instructions from its customer.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve the Amendment to the Articles of Incorporation. The proposal to approve the Amendment to the Articles of Incorporation is a “non-discretionary” item, meaning that brokers and banks who hold shares in an account for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstentions and broker non-votes will have the same effect as a vote against the approval of the Amendment to the Articles of Incorporation or the failure to vote on the Amendment.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented at the Meeting is required to ratify the appointment of the independent registered public accounting firm. Any abstentions will have the effect of a vote against the matter. However, broker non-votes will be deemed shares not present to vote on such matter and will not count as votes for or against the proposal and will not be included in calculating the number of votes necessary for approval of such matter.

Item 1.

ELECTION OF DIRECTORS

Election Procedures; Term of Office

The Board of Directors currently consists of thirteen directors. In accordance with the Company’s Amended and Restated Bylaws, members of the Board of Directors are divided into three classes, Class I, Class II and

Class III. The members of each class are elected for a term of office to expire at the third succeeding annual meeting of shareholders following their election. The term of office of the current Class II directors expires at the Meeting. The terms of the Class III and Class I directors expire at the annual meeting of shareholders in 2007 and 2008, respectively.

The Nominating Committee has recommended to the Board, and the Board has approved the nomination of James A. Bouligny, Charles J. Howard, S. Reed Morian, Robert Steelhammer and H. E. Timanus, Jr. to fill the five expiring Class II director positions. All of the nominees for Class II director are currently serving as Class II directors. The five Class II nominees, if elected at the Meeting, will serve until the annual meeting of shareholders in 2009.

The five Class II nominees receiving the affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Meeting will be elected. Unless the authority to vote for the election of directors is withheld as to one or more of the nominees, all shares of Common Stock represented by proxy will be voted FOR the election of the nominees. If the authority to vote for the election of directors is withheld as to one or more but not all of the nominees, all shares of Common Stock represented by any such proxy will be voted FOR the election of the nominee or nominees, as the case may be, as to whom such authority is not withheld.

If a nominee becomes unavailable to serve as a director for any reason before the election, the shares represented by proxy will be voted for such other person, if any, as may be designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unavailable to serve as a director. All of the nominees have consented to being named herein and to serve if elected.

Any director vacancy occurring after the election may be filled only by a majority vote of the remaining directors, even if less than a quorum of the Board of Directors. A director appointed to fill a vacancy will be appointed to serve until the next annual meeting held for the election of directors, regardless of whether the class of director in which he serves is to be elected at such annual meeting.

Nominees for Election

The following table sets forth the name, age and positions with the Company and Prosperity Bank (the “Bank”) for each nominee for election as a director of the Company:

Name	Age	Positions with the Company and the Bank
James A. Bouligny	70	Class II Director of the Company

Charles J. Howard, M.D.	71	Class II Director of the Company

S. Reed Morian	60	Class II Director of the Company

Robert Steelhammer	65	Class II Director of the Company

H. E. Timanus, Jr.	61	Class II Director, Executive Vice President and Chief Operating Officer of the Company; Director, Chairman of the Board and Chief Operating Officer of the Bank

James A. Bouligny. Mr. Bouligny has been a director of the Company since 1991. Mr. Bouligny has been a name partner in the El Campo law firm of Duckett, Bouligny & Collins, LLP for more than the past five years and is currently Of Counsel to the firm. Mr. Bouligny received a Bachelor of Business Administration degree and a Juris Doctor degree from the University of Texas. Mr. Bouligny’s civic activities include a 24-year tenure as a member of the Board of Directors of Wharton County Junior College and a 17-year tenure as City Attorney for El Campo, Texas. He is currently a member of the MG and Lillie Johnson Foundation, a member of the Lake Travis Lake Advisory Board and a trustee of the St. Philip Catholic School Endowment.

Charles J. Howard, M.D. Dr. Howard was appointed a director of the Company in September 2002. Dr. Howard is an investor who had been Chairman of the Board of Paradigm Bancorporation, Inc. from 1996 until its merger with the Company in 2002. He served on the board of Paradigm Bank Texas from its formation in 1980 until its merger with the Bank in 2002. Dr. Howard has served as a director of Vail Valley Medical Center since 1985, and was chairman of that board from 1992 to 1996.

S. Reed Morian. Mr. Morian became a director of the Company on March 1, 2006 in connection with the merger of First Capital Bankers, Inc. into the Company. Mr. Morian is Chairman, CEO and President of DX Holding Company, Inc. and DX Service Company, Inc. He also serves on the board of directors of the Federal Reserve Bank of Dallas-Houston Branch, Natural Resource Partners LP, a limited partnership listed on the New York Stock Exchange, New Gauley Coal Corporation, Western Pocahontas Corporation, GNP Management Corp., and previously, Liberty Savings Association. He is involved in various real estate and natural resource ventures. He has previously served on various civic boards including the Houston Museum of Natural Science, Houston Symphony, St. John’s School, Texas Heart Institute, Memorial Hermann Hospital System and the Houston Parks Board.

Robert Steelhammer. Mr. Steelhammer has been a director of the Company since its inception. Mr. Steelhammer has been a name partner with Steelhammer & Miller, P.C. in Houston for more than the past five years. He received a Bachelor of Science degree from the University of Texas and a Juris Doctor degree from South Texas College of Law. He is a member of the State Bar of Texas, a registered professional engineer for the State of Texas and a member of the American Institute of Chemical Engineers.

H. E. Timanus, Jr. Mr. Timanus became a director and Executive Vice President and Chief Operating Officer of the Company and a director and President and Chief Operating Officer of the Bank on February 23, 2001. He was named Chairman of the Board and Chief Operating Officer of the Bank in 2005. Prior to this, from 1986 to 2001, Mr. Timanus served as President and Chief Executive Officer of Commercial Bancshares, Inc. and from 1988 to 2001, he served as Chief Executive Officer and Chairman of Heritage Bank. Mr. Timanus also serves as a director of Financial Federal Corporation, a financial services company listed on the New York Stock Exchange. Mr. Timanus was born in Houston, Texas.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE FOR ELECTION TO THE BOARD OF DIRECTORS.

CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the Company’s Class I and Class III directors, whose terms of office do not expire at the Meeting, and executive officers of the Company:

Name	Age	Positions with the Company and Bank
Directors:

Charles A. Davis, Jr.	72	Class III Director of the Company

William H. Fagan, M.D.	76	Class I Director of the Company

Ned S. Holmes	61	Class III Director and Chairman of the Board of the Company; Director of the Bank

D. Michael Hunter	63	Class I Director of the Company; Director of the Bank

Perry Mueller, Jr., D.D.S.	72	Class I Director of the Company; Director of the Bank

Tracy T. Rudolph	66	Class III Director of the Company

Harrison Stafford II	64	Class I Director of the Company

David Zalman	49	Class III Director, President and Chief Executive Officer of the Company; Director, Senior Chairman of the Board and Chief Executive Officer of the Bank

Executive officers who are not also directors:

David Hollaway	50	Chief Financial Officer of the Company; Executive Vice President and Chief Financial Officer of the Bank

Peter Fisher	59	General Counsel of the Company; Director, Vice Chairman and General Counsel of the Bank

James D. Rollins III	47	Senior Vice President of the Company; Director and President of the Bank

Charles A. Davis, Jr. Mr. Davis became a director of the Company on February 23, 2001. From 1983 to 2001, Mr. Davis served as a director of Commercial Bancshares, Inc. and from 1974 to 2001 he served as a director of Heritage Bank (previously known as Wharton Bank & Trust). Mr. Davis was born in Wharton, Texas and is affiliated with Wharton Turf Grass, Inc. Mr. Davis has been a member of the Gulf Coast Medical Foundation since 1980 and has served as Treasurer since 1983. He has also served as Treasurer of the Wharton County Historical Museum since 1990.

William H. Fagan, M.D. Dr. Fagan was appointed a director of the Company in September 2002. Dr. Fagan is an investor who had served as a director of Paradigm Bancorporation, Inc. from 1996 until its merger with the Company in 2002. He served on the board of Paradigm Bank Texas from its formation in 1980 until its merger with the Bank in 2002. From 1965 to 1980, Dr. Fagan served on the board of directors of Channelview State Bank, which later changed its name to Prime Bank.

Ned S. Holmes. Mr. Holmes became Chairman of the Board of the Company on February 23, 2001. Prior to the merger of Commercial Bancshares, Inc. into the Company, he served as Chairman of the Board of Commercial Bancshares since 1991 and as a director of Commercial Bancshares since 1979. Mr. Holmes was born in Houston, Texas and served as the President of Commercial Bancshares from 1979 to 1986. In 1991, Mr. Holmes was named Senior Chairman of the Board of Heritage Bank. From 1980 through December 31, 2005, Mr. Holmes served as Chairman of the Board and President of Parkway Investments/Texas, Inc. and managed his Houston-based real estate assets, the San Diego Princess Hotel and other special real estate projects.

Mr. Holmes is affiliated with NH-5, Inc. and Ned S. Holmes Investments, Inc. He also serves as a director of Archstone-Smith Trust, a real estate investment trust which is listed on the New York Stock Exchange and a director of Seitel, Inc., which is traded on the OTC Bulletin Board. Mr. Holmes is the Chairman Emeritus of The Port of Houston Authority and former Chairman of the Greater Houston Partnership. Mr. Holmes also serves as a director of the Memorial Hermann Hospital System and the Baylor College of Medicine and serves on the Commission of Texas Parks and Wildlife.

D. Michael Hunter. Mr. Hunter became a director of the Company and the Bank on March 1, 2006 in connection with the merger of First Capital Bankers, Inc. into the Company. He graduated from St. Mary’s University in San Antonio, Texas, where he also attended law school. He began his banking career in Houston at a major banking company in 1965. In 1969 he became an Executive Vice President heading the Administrative, Trust, Lending and Marketing divisions of Corpus Christi’s second largest bank. Following that, he was President and Chief Operating Officer of Victoria Bankshares, Inc. and Victoria Bank & Trust Company (subsequently acquired by Wells Fargo). From its inception in 1995 until its sale in March 2005, he served as Chairman, President and CEO and a director of First Capital Bankers, Inc. and Chairman, CEO and a director of the FirstCapital Bank. He previously served on the board of directors of First Financial Advisors, Inc., an investment research company, and Whataburger, Inc., a fast food franchiser. He is currently a director of FirstCity Financial Corporation, a financial services company which is listed on The Nasdaq Stock Market, Inc. He has also served as Chairman of the American Bankers Association Political Action Committee, BankPac and Chairman of Texas Bankers Association Political Action Committee, BALLOT. From a civic standpoint, he has served as Chairman of United Way of the Coastal Bend and various positions in chambers of commerce across South Texas. He has served as past President and a member of the board of Victoria Economic Development Corporation, served on the boards of the Art Museum of South Texas, the Victoria Regional Museum Association, the Texas Council on Economic Education and the Gulf Coast Council of Boy Scouts of America. He formerly served on the Board of Trustees of St. Mary’s University, San Antonio, Texas for eight years and on its Investment Committee overseeing the University’s Endowment Fund.

Perry Mueller, Jr., D.D.S. Dr. Mueller was appointed a director of the Company in November 2001. Dr. Mueller, a dentist, has been in private practice in Lake Jackson, Texas for over 40 years. He completed his predental education from the University of Texas and graduated with honors from the University of Texas Dental Branch in the Texas Medical Center. He was one of the original founders of First National Bank in Lake Jackson, Texas and served as Vice Chairman of the Board of that bank from 1963 until 2002. Dr. Mueller was a founder of the Brazosport Day Care Center, a life member of Optimist International, a past officer of the Kiwanis Club and Rotary International and has served as a dental missionary in Haiti, Africa, Mexico and South Korea. Mr. Mueller is the father-in-law of David Zalman.

Tracy T. Rudolph. Mr. Rudolph, a director of the Company, founded the Company in 1983 and served as Chairman of the Board from its inception until February of 2001. From 1980 to 1986, Mr. Rudolph was Chairman and Chief Executive Officer of South Main Bank in Houston. Prior to that, he worked at Town & Country Bank in Houston from 1972 to 1980, where he became President and Chief Executive Officer prior to that bank’s acquisition by Allied Bancshares, Inc. Mr. Rudolph has over 35 years of commercial banking experience.

Harrison Stafford II. Mr. Stafford became a director of the Company in April 2000. He has served as the County Judge for Jackson County, Texas since January 1991. He also served as Jackson County Auditor from 1972 to 1990. Mr. Stafford currently serves as Director of the Jackson County United Way, Director of the Jackson County 100 Club, Chairman of the Lavaca Regional Water Planning Group, Director of the Gulf Bend MHMR and Treasurer of the Texana Museum and Library Association.

David Zalman. Mr. Zalman joined the Bank as President in 1986 and became Chairman of the Board and Chief Executive Officer in 2001. He was named Senior Chairman of the Board and Chief Executive Officer of the Bank in 2005. Mr. Zalman became a director and Vice President/Secretary of the Company in 1987, President in

2000 and President and Chief Executive Officer in 2001. From 1978 to 1986, Mr. Zalman was employed by Commercial State Bank in El Campo, beginning as cashier and rising to become Chief Executive Officer. Mr. Zalman received a Bachelor of Business Administration degree from the University of Texas at Austin in 1978. He is a founding principal of New ICM LP, a manufacturer and distributor of children’s clothing to national and international companies, and currently serves as a partner and director. He has served as a member of the El Campo City Council and as a Trustee of the St. Philip Catholic School Endowment Fund, as well as on various other civic clubs and charitable organizations. Mr. Zalman is the son-in-law of Perry Mueller, Jr., D.D.S.

Executive Officers of the Company

Peter Fisher. Mr. Fisher was appointed General Counsel of the Company in October 2004 and also serves as General Counsel of the Bank. Mr. Fisher has served as Vice Chairman of the Bank since September 2002, when the Company acquired Paradigm Bancorporation, Inc. (“Paradigm”). Mr. Fisher had served as the President and Chief Executive Officer of Paradigm from 1999 until its sale in 2002 and was President and Chief Operating Officer from 1997 to 1999. He also had served as President and Chief Executive Officer of Paradigm Bank Texas from 2000 to 2002 and was Vice Chairman of Woodcreek Bank, Paradigm Bank Texas’ predecessor, from 1999 to 2000. Mr. Fisher was a director of both Paradigm and Paradigm Bank Texas from 1997 to 2002. From 1996 to 1997, Mr. Fisher was executive vice president of American Bank in Houston. Prior to that, he was president of Charter Bank-Houston. Mr. Fisher serves on the board of the Houston Community College Foundation. Mr. Fisher is an attorney licensed to practice law in Texas.

David Hollaway. Mr. Hollaway joined the Bank in 1992 as Senior Vice President and Chief Financial Officer and served as Treasurer of the Company from 1993 to 1999. He was appointed Chief Financial Officer of the Company in 1998 and Executive Vice President of the Bank in 2004. From 1990 to 1992, Mr. Hollaway worked for the Resolution Trust Corporation in its Gulf Coast Consolidated Office in Houston. From 1988 to 1990, he worked as the Cost Accounting Manager of San Jacinto Savings Association in Bellaire, Texas. From 1981 to 1988, Mr. Hollaway was Vice President-Auditor of South Main Bank in Houston. Mr. Hollaway is a Certified Public Accountant.

James D. Rollins III. Mr. Rollins was appointed a Senior Vice President of the Company in 2001 and Vice Chairman of the Bank in 2004. He was named President of the Bank in 2005. He previously served as Executive Vice President of the Bank from 2002 to 2004 and President of the Matagorda Banking Centers of the Bank from 1994 to 2002. From 1983 to 1994, Mr. Rollins worked for First State Bank and Trust Company in Port Lavaca and Bay City, Texas. Mr. Rollins received a Bachelor of Business Administration from the University of Texas at Austin and is a graduate of the Southwestern Graduate School of Banking at Southern Methodist University.

Each executive officer of the Company is elected by the Board of Directors of the Company and holds office until his successor is duly elected and qualified or until his or her earlier death, resignation or removal.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

The Board of Directors of the Company held five meetings during 2005. There was no director who attended less than 75% of the aggregate of the (1) total number of meetings of the Board and (2) total number of meetings held by committees on which he served.

Committees of the Board of Directors

The Company’s Board of Directors has four committees, the Audit Committee, Compensation Committee, Corporate Governance Committee and Nominating Committee, each of which is described below.

Audit Committee. The primary purpose of the Audit Committee is to provide independent and objective oversight with respect to the Company’s financial statements and reports and other financial information provided to shareholders and others, the Company’s internal controls, the independent registered public accounting firm’s qualifications and independence, the Company’s compliance with legal and regulatory requirements and the Company’s audit, accounting and financial reporting processes generally. The Audit Committee reports to the Board of Directors concerning such matters, appoints the independent registered public accounting firm for the Company and the Bank, reviews the scope of work of the independent registered public accounting firm and their reports and reviews the activities and actions of the Bank’s internal auditors. In addition, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the Company’s quarterly financial results and the quarterly financial statements prior to the filing of the Company’s Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K. The Audit Committee operates pursuant to a written charter which is available electronically in the corporate governance section of the Investor Relations page of the Company’s web site at www.prosperitybanktx.com. A copy of the Audit Committee charter was attached as Appendix A to the proxy statement for the Company’s 2004 annual meeting of shareholders which was filed with Securities and Exchange Commission on March 19, 2004. The Audit Committee held eight meetings during 2005.

The Audit Committee is comprised of S. Reed Morian, Harrison Stafford II (Chairman) and Robert Steelhammer, each of whom is an independent director of the Company in accordance with the listing standards of the Nasdaq Stock Market. The Board of Directors has determined that each of S. Reed Morian, Harrison Stafford II and Robert Steelhammer is an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission.

Compensation Committee. The Compensation Committee is responsible for making recommendations to the Board of Directors with respect to the compensation of the Company’s executive officers and is responsible for the establishment of policies dealing with various compensation and employee benefit matters. The Compensation Committee also administers the Company’s stock option plans and makes recommendations to the Board of Directors as to option grants to Company and Bank employees under such plans. The Compensation Committee currently consists of James A. Bouligny, Charles A. Davis, Jr., Ned S. Holmes (Chairman) and Harrison Stafford II, each of whom is an independent director in accordance with the Nasdaq Stock Market listing standards. The Compensation Committee held two meetings during 2005 to review such compensation and employee benefit matters.

Corporate Governance Committee. The Corporate Governance Committee is responsible for considering and making recommendations to the Board concerning the function and needs of the Board, including:

•	reviewing and recommending policies applicable to the Board;

•	regularly reviewing issues and developments related to corporate governance and reassessing the corporate governance guidelines and recommending any proposed changes to the Board;

•	administering and overseeing compliance with the Company’s Code of Ethics;

•	reviewing the responsibilities and composition of key Board committees and making recommendations to the Board; and

•	soliciting input from the directors and, on an annual basis, conducting a review of the effectiveness of the operation of the Board and its committees.

The Corporate Governance Committee operates pursuant to a written charter, a copy of which is available electronically in the corporate governance section of the Investor Relations page of the Company’s web site at www.prosperitybanktx.com. The members of the Corporate Governance Committee include James A. Bouligny, Charles J. Howard, M.D., Tracy T. Rudolph and Robert Steelhammer (Chairman), each of whom is an independent director in accordance with the Nasdaq Stock Market listing standards.

The Corporate Governance Committee reviewed and recommended certain amendments to the Corporate Governance Guidelines for the Company and the Bank. In conjunction with such review, the Corporate Governance Committee also reviewed the Company’s Corporate Governance Committee Charter and recommended to the Board of Directors that no amendments be made to the charter at such time. The amendments made to the Corporate Governance Guidelines include the following:

•	a requirement that each director of the Company own a minimum of $25,000 in Company Common Stock within one year of becoming a director;

•	a requirement that each executive officer of the Company own a minimum of $25,000 in Company Common Stock within one year of becoming an executive officer;

•	a requirement that in the event a director resigns his primary employment, principal occupation or business association, the director is required to submit his resignation to the Corporate Governance Committee, which will recommend to the board of directors any action that should be taken with respect to the offer of resignation; and

•	additional information regarding management succession planning.

The Corporate Governance Guidelines, as amended, are available electronically in the corporate governance section of the Investor Relations page of the Company’s web site at www.prosperitybanktx.com.

Nominating Committee. The Nominating Committee is responsible for making recommendations to the Board regarding the membership of the Board, including:

•	recommending to the Board the slate of director nominees for election at the annual meeting of shareholders;

•	considering, recommending and recruiting candidates to fill any vacancies or new positions on the Board, including candidates that may be recommended by shareholders;

•	establishing criteria for selecting new directors; and

•	reviewing the backgrounds and qualifications of possible candidates for director positions.

The Nominating Committee operates pursuant to a written charter, a copy of which is available electronically in the corporate governance section of the Investor Relations page of the Company’s web site at www.prosperitybanktx.com. The Nominating Committee consists of Charles A. Davis, Jr. (Chairman), William H. Fagan, M.D., Ned S. Holmes and Robert Steelhammer, each of whom is an independent director in accordance with the Nasdaq Stock Market listing standards.

Director Nominations Process

The Nominating Committee considers nominees to serve as directors of the Company and recommends such persons to the Board of Directors. The Nominating Committee also considers director candidates recommended by shareholders who appear to be qualified to serve on the Company’s Board of Directors and meet the criteria for nominees considered by the committee. The Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating Committee does not perceive a need to increase the size of the Board. In order to avoid the unnecessary use of the Nominating Committee’s resources, the Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below in the paragraph titled “Procedures to be Followed by Shareholders.”

Criteria for Director Nominees.

The Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. The Nominating Committee considers the following criteria in selecting nominees: financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to the Company and its shareholders; independence; and any other factors the Nominating Committee deems relevant, including age, size of the Board of Directors and regulatory disclosure obligations.

The Nominating Committee may weigh the foregoing criteria differently in different situations, depending on the composition of the Board at the time. The Nominating Committee will strive to maintain at least one director who meets the definition of “audit committee financial expert” under the regulations of the Securities and Exchange Commission.

In addition, prior to nominating an existing director for re-election to the Board of Directors, the Nominating Committee considers and reviews an existing director’s Board and committee attendance and performance; length of board service; experience, skills and contributions that the existing director brings to the Board; and independence.

Process for Identifying and Evaluating Director Nominees.

Pursuant to the Nominating Committee Charter as approved by the Board of Directors, the Nominating Committee is responsible for the process relating to director nominations, including identifying, interviewing and selecting individuals who may be nominated for election to the Board of Directors. The process that the Nominating Committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is set forth below.

Identification. For purposes of identifying nominees for the Board of Directors, the Nominating Committee will rely on personal contacts of the members of the Board of Directors as well as their knowledge of members of the Bank’s local communities. The Nominating Committee will also consider director candidates recommended by shareholders in accordance with the policy and procedures set forth below in the paragraph titled “Procedures to be Followed by Shareholders.” The Nominating Committee has not previously used an independent search firm in identifying nominees.

Evaluation. In evaluating potential nominees, the Nominating Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. In addition, for any new director nominee, the Nominating Committee will conduct a check of the individual’s background and interview the candidate.

Procedures to be Followed by Shareholders.

Any shareholder of the Company may nominate one or more persons for election as a director of the Company at an annual meeting of shareholders if the shareholder complies with the prior notice and information provisions contained in the Company’s Amended and Restated Bylaws. In order for a director nomination to be timely, a shareholder’s notice to the Company must be received at the Company’s offices no later than the close of business on the 60th day prior to the meeting. To submit a nomination of a director candidate, a shareholder should submit the following information in writing, addressed to the Chairman of the Nominating Committee, care of the Corporate Secretary, at the Company’s main office:

1. The name of the person recommended as a director candidate;

2. All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

3. The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4. The name and address, as they appear on the Company’s books, of the shareholder making the recommendation; provided, however, that if the shareholder is not a registered holder of the Company’s Common Stock, the shareholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s Common Stock;

5. A representation that the shareholder making the recommendation is a holder of record of Common Stock of the Company; and

6. A description of any arrangements or understandings between the shareholder and the nominee and any other person (naming such person) pursuant to which the nomination is to be made by the shareholder.

If the Nominating Committee receives a director nomination from a shareholder or group of shareholders who (individually or in the aggregate) beneficially owned greater than 5% of the Company’s outstanding Common Stock for at least one year as of the date of such recommendation, the Company, as required by applicable securities law, will identify the candidate and shareholder or group of shareholders recommending the candidate and will disclose in its proxy statement whether the Nominating Committee chose to nominate the candidate, as well as certain other information.

Shareholder Communications with Directors

Shareholders or other interested parties can contact any director or committee of the Board of Directors by writing to them in care of Corporate Secretary, Prosperity Bancshares, Inc., Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas 77027. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Other concerns will generally be referred to the Corporate Governance Committee.

In addition, the Board of Directors encourages directors to attend the annual meeting of shareholders. All thirteen directors attended the Company’s 2005 annual meeting of shareholders held on April 19, 2005.

Code of Ethics

The Company’s Board of Directors has adopted a Code of Ethics that applies to all directors, officers and associates, including the Company’s President and Chief Executive Officer and senior financial officers. The Code of Ethics is available electronically in the corporate governance section of the Investor Relations page of the Company’s website at www.prosperitybanktx.com.

Director Independence

The Board of Directors has determined that the following directors are independent directors under the corporate listing standards of the Nasdaq Stock Market: James A. Bouligny, Charles A. Davis, Jr., William H. Fagan, M.D., Ned S. Holmes, Charles J. Howard, M.D., S. Reed Morian, Tracy T. Rudolph, Harrison Stafford II and Robert Steelhammer.

The independent directors of the Company hold executive sessions from time to time at the conclusion of regular meetings of the Board of Directors. In 2005, the independent directors held five executive sessions.

Director Compensation

For 2005, directors of the Company received a fee of $1,800 for each meeting of the Company’s Board of Directors attended and a fee of $500 for each committee meeting attended, except the Chairman of the Audit Committee and the Chairman of the Corporate Governance Committee, who each received $750 for each committee meeting attended. For 2005, directors of the Bank received a $500 fee for each meeting of the Bank’s Board of Directors attended and a $300 fee for each committee meeting attended, but only if such committee meeting was held at a different time from the board meeting. Messrs. Holmes, Hunter, Mueller, Timanus and Zalman serve as directors of both the Company and the Bank.

In addition to the director fees listed above, the Compensation Committee recommended, and the Board of Directors approved, an award of 500 shares of restricted stock to each non-employee director of the Company which were effective on April 19, 2005. The restricted stock awards were granted pursuant to the Company’s 2004 Stock Incentive Plan. The restricted stock awards vested in full on January 31, 2006.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company’s President and Chief Executive Officer and the other four most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) (the “named executive officers”) for each of the three fiscal years ended December 31, 2005:

		Annual Compensation		Long Term Compensation
Name and Principal Position	Year	Salary(1)	Bonus	Securities Underlying Options	All Other Compensation(2)
David Zalman President and Chief Executive Officer	2005 2004 2003	$475,000 381,300 321,300	$228,400 286,000 176,000	— 70,000 —	$13,939 12,800 10,200	(3)

H. E. Timanus, Jr. Executive Vice President and Chief Operating Officer	2005 2004 2003	308,750 286,600 272,300	143,900 207,400 149,000	— 50,000 —	9,868 8,700 7,600	(4)

David Hollaway Chief Financial Officer	2005 2004 2003	230,000 187,500 142,500	82,200 71,500 40,000	— 50,000 —	6,000 6,000 6,000

James D. Rollins III Senior Vice President	2005 2004 2003	263,750 202,500 161,300	95,400 76,900 40,000	— 50,000 —	7,000 6,500 6,000

Peter Fisher General Counsel	2005 2004 2003	207,500 196,300 185,000	48,000 30,000 15,000	— 20,000 —	5,500 5,700 5,500

(1)	Does not include amounts attributable to miscellaneous benefits received by the named executive officers. In the opinion of management of the Company, the costs to the Company of providing such benefits to any individual executive officer did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the officer.

(2)	Consists of matching contributions by the Company to the Company’s 401(k) Profit Sharing Plan, unless otherwise indicated.

(3)	Consists of matching contributions by the Company to the 401(k) Plan of $7,000, $6,500 and $6,000 in 2005, 2004 and 2003, respectively, and premiums paid by the Company on two life insurance policies for the benefit of Mr. Zalman.

(4)	Consists of matching contributions by the Company to the 401(k) Plan of $7,000, $6,500 and $6,000 in 2005, 2004 and 2003, respectively, and premiums paid by the Company on two life insurance policies for the benefit of Mr. Timanus.

Option Grants in Last Fiscal Year

There were no stock options granted to the named executive officers during the year ended December 31, 2005.

Stock Options Exercises and Fiscal Year-End Option Values

The following table sets forth certain information concerning option exercises during the year ended December 31, 2005 and any value realized thereon by the named executive officers, and the number and value of unexercised options held by such executive officers at December 31, 2005:

Name	Shares Acquired on Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the Money Options at December 31, 2005(2)
			Exerciseable	Unexercisable	Exercisable	Unexercisable
Peter Fisher	10,433	$209,367	12,433	38,000	$124,225	$209,540
David Hollaway	8,000	199,350	—	50,000	—	86,000
James D. Rollins III	6,000	132,450	5,000	77,000	59,225	571,055
H. E. Timanus, Jr.	7,500	95,738	—	72,500	—	352,513
David Zalman	—	—	7,500	92,500	88,838	386,913

(1)	The “value realized” represents the difference between the exercise price of the option shares and the market price of the option shares on the date of exercise without considering any taxes which may have been owed.

(2)	The value is based on the positive spread between the exercise price of the applicable stock options and $28.74 per share, which was the closing sale price of the Common Stock reported on the Nasdaq Stock Market on December 30, 2005 (the last trading day in 2005).

Stock Option Plans

1995 Stock Option Plan

As of December 31, 2005, the Company had outstanding options to purchase 53,000 shares of Common Stock issued pursuant to a stock option plan approved by the shareholders in 1995 (the “1995 Plan”) for officers and directors. Under the 1995 Plan, in most cases, the options vest ratably over a ten year period beginning on the date of the grant; however, pursuant to the incentive stock option agreement signed by each optionee prior to 1999, no options may be exercised until the optionee has completed five years of employment with the Company after the date of the grant. Notwithstanding the incentive stock option agreement, the 1995 Plan provides that the Board of Directors may in its sole discretion accelerate the time at which any option may be exercised. In March 2005, the Company granted 15,000 options under the 1995 Plan. The 1995 Plan expired on July 12, 2005, and no additional options may be issued under the 1995 Plan.

1998 Stock Incentive Plan

The Company’s Board of Directors and shareholders approved a stock incentive plan in 1998 (the “1998 Plan”) which authorizes the issuance of up to 920,000 shares of Common Stock upon the exercise of stock options or upon the exercise or grant, as the case may be, of other awards granted under the 1998 Plan. The 1998 Plan provides for the granting of incentive and nonqualified stock options to employees and nonqualified stock options to directors who are not employees. Options under the 1998 Plan generally must be exercised within 10 years following the date of grant or no later than three months after optionee’s termination with the Company, if earlier. The 1998 Plan also provides for the granting of shares of restricted stock, stock appreciation rights, phantom stock awards and performance awards on substantially similar terms. In 2005, the Company granted 119,000 options under the 1998 Plan. As of December 31, 2005, options to purchase 830,000 shares of Common Stock were outstanding under the 1998 Plan and 33,500 shares were available for issuance under the 1998 Plan.

2004 Stock Incentive Plan

In December 2004, the Company’s Board of Directors established the Prosperity Bancshares, Inc. 2004 Stock Incentive Plan (the “2004 Plan”), which was approved by the Company’s shareholders on February 23, 2005. The 2004 Plan authorizes the issuance of up to 1,250,000 shares of Common Stock upon the exercise of options granted under the 2004 Plan or upon the grant or exercise, as the case may be, of other awards granted under the 2004 Plan. The 2004 Plan provides for the granting of incentive and nonqualified stock options to employees and nonqualified stock options to directors who are not employees. The 2004 Plan also provides for the granting of shares of restricted stock, stock appreciation rights, phantom stock awards and performance awards on substantially similar terms. As of December 31, 2005, options to purchase 42,500 shares of Common Stock and 4,917 shares of unvested restricted stock were outstanding under the 2004 Plan and 1,202,583 shares were available for issuance under the 2004 Plan.

Assumed Plans

On September 1, 2002, the Company completed its merger with Paradigm Bancorporation, Inc. The options to purchase shares of Paradigm common stock which were outstanding at the effective time of the merger were converted into options to purchase 34,673 shares of the Company’s Common Stock at exercise prices ranging from $8.28 to $11.50 per share. The converted options are governed by the original plans under which they were issued. As of December 31, 2005, there were 4,240 options outstanding under the Paradigm option plans.

On November 1, 2003, the Company completed its merger with MainBancorp, Inc. A portion of the options to purchase shares of MainBancorp common stock which were outstanding at the effective time of the merger were converted, at the election of the holders, into options to purchase 100,851 shares of the Company’s Common Stock at exercise prices ranging from $8.03 to $16.26 per share. The converted options are governed by the original plans under which they were issued. As of December 31, 2005, there were 31,127 options outstanding under the MainBancorp option plans.

On March 1, 2005, the Company completed its merger with First Capital Bankers, Inc. The options to purchase shares of First Capital common stock which were outstanding at the effective time of the merger were converted into options to purchase 233,778 shares of the Company’s Common Stock at exercise prices ranging from $11.36 to $20.26 per share. The converted options are governed by the original plans under which they were issued. As of December 31, 2005, there were 207,800 options outstanding under the First Capital option plans.

Stock Option Expensing

Effective January 1, 2003, the Company adopted the fair value recognition provisions of FASB Statement No. 123 with respect to stock-based employee compensation. As a result, the Company records a compensation expense at the time a stock option is granted.

Employment and Non-Competition Agreements

Employment Agreements

On January 18, 2006, the Bank entered into amended and restated employment agreements with each of David Zalman, the Company’s President and Chief Executive Officer, and H. E. Timanus, Jr., the Company’s Executive Vice President and Chief Operating Officer.

Each amended and restated employment agreement is for a term of three years and is automatically extended for an additional year each year thereafter, unless terminated in accordance with its terms; provided that the employment agreement shall not extend beyond the year in which Mr. Zalman or Mr. Timanus, as the case may be, turns 67 years of age. Each amended and restated employment agreement provides that if Mr. Zalman or Mr. Timanus, as the case may be, is terminated without cause or in connection with a change in control (including constructive termination) or upon death, such employee, or his legal representatives in the case of death, will be entitled to receive from the Bank a lump sum payment equal to three times such employee’s base salary then in effect. Further, in the event of termination of Mr. Zalman or Mr. Timanus as a result of disability, such employee will be entitled to receive an amount equal to the higher of (a) three times such employee’s base salary then in effect or (b) three times such employee’s base salary over the preceding five calendar years to be paid, at the employee’s option, in a lump sum cash payment or through the purchase of an annuity of a type to be selected by employee, subject to approval by the Company’s Compensation Committee. The amended and restated employment agreements do not contain non-compete restrictions. Each of Mr. Zalman and Mr. Timanus has the power to terminate his employment with the Bank on 30 days prior written notice.

Non-Competition Agreement

On December 8, 2005, the Company and the Bank and D. Michael Hunter, a director of the Company and the Bank and a former officer of the Company, entered into a Non-Competition Agreement to be effective through February 29, 2008 (the “Non-Competition Period”). Pursuant to the Non-Competition Agreement, Mr. Hunter agrees that during the Non-Competition Period, he will not compete or engage, anywhere in the geographic area comprised of Austin, Corpus Christi, Houston, Victoria and San Antonio, Texas and the fifty (50) mile radius surrounding those communities in a business similar to that of the Company or the Bank, or compete or engage in that type of business which the Company or the Bank has plans to engage in, or any business which the Company or the Bank have engaged in during the preceding twelve (12) month period, in each case if within the twenty-four (24) months before the termination of the Non-Competition Period, Mr. Hunter had access or potential access to information regarding the proposed plans or the business in which the Company or the Bank engaged. In addition, during the Non-Competition Period, Mr. Hunter agrees not to solicit competing business from customers or prospective customers of the Company or the Bank if Mr. Hunter had made contact with the customer or had access to information and files regarding the customer within the twelve (12) months preceding the termination of the Non-Competition Period. The Non-Competition Agreement also includes non-disclosure covenants that survive the Non-Competition Period.

In consideration of Mr. Hunter entering the Non-Competition Agreement, the Company will pay Mr. Hunter an aggregate of $50,000, which shall be paid in monthly payments through the end of the Non-Competition Period; provided that the monthly payments will cease upon the earlier termination of the Non-Competition Agreement. During the Non-Competition Period, Mr. Hunter will be entitled to reimbursement of certain business expenses and participation in certain employee benefit plans and stock based compensation programs. Further, Mr. Hunter shall be eligible to receive a bonus under any bonus plan for the Bank beginning in 2006.

The Non-Competition Agreement may be terminated by the Company upon Mr. Hunter’s Disability (as defined in the Non-Competition Agreement).

Compensation Committee Interlocks and Insider Participation

During 2005, no executive officer of the Company served as (1) a member of a compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the Company’s Compensation Committee, (2) a director of another entity, one of whose executive officers served on the Company’s Compensation Committee or (3) a member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of the Company. In addition, none of the members of the Compensation Committee (a) was an officer or employee of the Company or any of its subsidiaries in 2005, (b) was formerly an officer or employee of the Company or any of its subsidiaries or (c) had any relationship that required disclosure under “Interests of Management and Others in Certain Transactions.”

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following is a report from the Compensation Committee of the Company describing the policies pursuant to which compensation was paid to executive officers of the Company and the Bank during 2005.

The Compensation Committee of the Board of Directors is responsible for developing and making recommendations to the Board with respect to the Company’s executive compensation policies. James A. Bouligny, Charles Davis, Jr., Ned S. Holmes and Harrison Stafford II, each of whom the Board of Directors has determined to be an independent director, as defined in the Nasdaq Stock Market listing standards, serve on the Compensation Committee. This report describes the components of the Company’s executive officer compensation program and describes the basis on which the 2005 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company and the Bank.

Compensation Philosophy

The Company believes that compensation of its executive officers should enhance and reinforce the goals of the Company for profitable growth and continuation of a sound overall condition by providing key employees with additional financial rewards for the attainment of such growth and stable financial and operating conditions. The Compensation Committee believes that these goals are best supported by rewarding individuals for outstanding contributions to the Company’s success and by compensating its executive officers competitively with the compensation of similarly situated executive officers.

Base Salary

The Compensation Committee establishes base salary levels for each executive officer by comparison to competitive salary levels for the similar executive officer job functions at banks and bank holding companies of similar size in the Company’s market areas. This is not the same group used for comparison purposes in the Company’s performance graph. Base salaries approximate the median level of such competitive rates and are adjusted based on factors such as individual experience, individual performance, individual potential, cost of living considerations and specific issues particular to the Company as well as the Compensation Committee’s subjective judgment. Executive officer base salaries are considered by the Compensation Committee to be competitive and in the median range of comparative salaries.

The Compensation Committee monitors the base salary levels and the various incentives of the named executive officers of the Company to ensure that overall compensation is consistent with the Company’s objectives and remains competitive within the area of the Company’s operations. In setting the goals and measuring an executive’s performance against those goals, the Company considers the performance of its competitors and general economic and market conditions. None of the factors included in the Company’s strategic and business goals are assigned a specific weight. Instead, the Compensation Committee recognizes that the relative importance of these factors may change in order to adapt the Company’s operations to specific business challenges and to reflect changing economic and marketplace conditions.

Incentive Compensation

The annual compensation of the Company’s named executive officers consists of a base salary and an annual bonus. The annual bonus awarded to the Company’s President and Chief Executive Officer and the Chief Operating Officer is a percentage of their current base salary and is primarily based on the financial performance of the Company. In determining the amount of the bonus, a target performance goal is established with respect to eight performance indicators, including total return, increase in earnings per share, increase in deposits, increase in assets, increase in loans, return on average equity, the efficiency ratio and increase in dividends. If the Company’s performance reaches the target goal with respect to a performance indicator, a participant will automatically receive a percentage of base salary attributable to the amount the actual performance exceeded the target. In addition, a bonus equal to 20% of base salary is in the sole discretion of the Compensation Committee. In the event the Company’s performance is less than the target for a performance indicator, no incentive compensation is payable for that particular indicator.

The determination of the annual bonus awarded to the Company’s Chief Financial Officer, Senior Vice President and General Counsel is similar to that discussed above with respect to the President and Chief Executive Officer and the Chief Operating Officer, with reduced payout limits.

Contributory Profit Sharing Plan

Each of the executive officers are participants in the Company’s contributory profit sharing plan established pursuant to Internal Revenue Code Section 401(k) covering substantially all employees. Under the 401(k) Plan, the Company may make matching contributions in its discretion. Currently, the Company matches 50% of an employee’s contributions to the plan, including contributions by the named executive officers, up to 15% of compensation, not to exceed the annual IRS contribution limit, excluding catch-up contributions.

Stock Options

Stock options have been the Company’s primary form of long-term incentive compensation. As of February 28, 2006, there were 906,909 options outstanding under the Company’s stock option plans, 336,866 of which are held by executive officers of the Company. During 2005, no stock options were granted to named executive officers of the Company.

The Compensation Committee will continue to monitor the base salary levels and the various incentives of the executive offices to ensure that overall compensation is consistent with the Company’s objectives and competitiveness in the marketplace.

2005 Compensation of the President and Chief Executive Officer

In reviewing the 2005 compensation of David Zalman, the Company’s President and Chief Executive Officer, the Compensation Committee reviewed all components of his compensation, including base salary, bonus, long-term incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits and the projected payout obligations that may be owed in certain circumstances under his employment agreement. In addition, the Compensation Committee reviewed his compensation history, executive compensation survey data and comparative performance information.

Upon recommendation by the Compensation Committee, the Board of Directors of the Bank set Mr. Zalman’s salary for 2005 at $500,000, effective April 2005. In addition, in recognition of both Mr. Zalman’s and the Company’s performance in 2005 and based on the criteria discussed above with respect to incentive compensation, the Compensation Committee recommended and the Board of Directors approved a bonus of $228,400 for Mr. Zalman for 2005. From time to time, the Compensation Committee will grant stock options to the named executive officers, including Mr. Zalman, however no stock options were granted in 2005. The amount contributed by the Company to the 401(k) plan for the benefit of Mr. Zalman in fiscal year 2005 was $7,000. The Compensation Committee believes that Mr. Zalman’s total compensation is reasonable and competitive based on comparative performance information and the overall performance of the Company.

The Compensation Committee

James A. Bouligny

Charles Davis, Jr.

Ned S. Holmes

Harrison Stafford II

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filing.

In accordance with its written charter adopted by the Company’s Board of Directors, the Company’s Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Board of Directors has determined that each Audit Committee member is independent in accordance with the listing standards of The Nasdaq Stock Market and that each of S. Reed Morian, Harrison Stafford II and Robert Steelhammer is an “audit committee financial expert” as defined in the rules and regulations of the Securities and Exchange Commission.

In discharging its oversight responsibility as to the audit process, the Audit Committee (i) obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” (ii) discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence and (iii) satisfied itself as to the independent registered public accounting firm’s independence. The Audit Committee also discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls. The Audit Committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, “Communication with Audit Committees.” With and without management present, the Audit Committee discussed and reviewed the results of the internal and external audit examinations.

Prior to the filing of the Annual Report on Form 10-K with the Securities and Exchange Commission, the Audit Committee will review the audited financial statements of the Company as of and for the fiscal year ended December 31, 2005, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to shareholder ratification, of the independent registered public accounting firm and the Board concurred in such recommendation.

The Audit Committee

Harrison Stafford II

S. Reed Morian

Robert Steelhammer

FEES AND SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the fees billed to the Company for the fiscal years ending December 31, 2005 and 2004 by Deloitte & Touche LLP:

	2005	2004
Audit fees (1)	$505,000	$448,214
Audit related fees (2)	24,600	—
Tax fees	—	—
All other fees	—	—

(1)	Includes fees billed for professional services rendered in connection with the audit and quarterly reviews of the Company’s consolidated financial statements and the audit of internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002.
(2)	Includes assistance with securities filings other than periodic reports.

The Audit Committee will consider, on a case-by-case basis, and approve, if appropriate, all audit and permissible non-audit services to be provided by the Company’s independent registered public accounting firm.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Many of the directors, executive officers and principal shareholders of the Company and the Bank (i.e., those who own 10% or more of the Common Stock) and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest, are customers of the Bank. During 2005, the Bank made loans in the ordinary course of business to many of the directors, executive officers and principal shareholders of the Company and the Bank and their associates, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with the Company and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors, executive officers and principal shareholders of the Company are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by the Bank to executive officers, directors and principal shareholders of the Company and the Bank satisfy the foregoing standards. As of December 31, 2005, all of such loans aggregated $7.6 million which was approximately 2.99% of the Company’s Tier 1 capital at such date. The Company expects the Bank to have such transactions or transactions on a similar basis with the directors, executive officers and principal shareholders of the Company and the Bank and their associates in the future.

The Bank leases 3,552 square feet for its Waugh Drive Banking Center in Houston, Texas from Parkway Investment Partners, L.P. Ned S. Holmes, the Company’s Chairman of the Board, is the Chairman and President of Parkway Investments/Texas, Inc., the sole general partner of Parkway Investment Partners, L.P. Mr. Holmes has no ownership interest in Parkway Investment Partners, L.P. or Parkway Investments/Texas, Inc. The lease is for a term of ten years and expires in February 2011, not including any optional renewal periods. The monthly rental payments for 2005 were approximately $6,638, subject to annual increases, and includes the Bank’s pro rata share of maintenance and operating expenses.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY

MANAGEMENT OF THE COMPANY AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Company Common Stock as of February 28, 2006, by (1) directors and named executive officers of the Company, (2) each person who is known by the Company to own beneficially 5% or more of the Common Stock and (3) all directors and named executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of the Company believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of the Company.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned(1)
Directors and Executive Officers
James A. Bouligny	316,512		1.14%
Charles A. Davis, Jr.	72,420		*
William H. Fagan, M.D.	900,571	(2)	3.23
Peter Fisher	76,048	(3)	*
David Hollaway	84,962	(4)	*
Ned S. Holmes	1,144,073	(5)	4.11
Charles J. Howard, M.D.	437,493	(6)	1.57
D. Michael Hunter	384,218	(7)	1.37
S. Reed Morian	365,375		1.31
Perry Mueller, Jr., D.D.S.	327,616	(8)	1.18
James D. Rollins III	103,732	(9)	*
Tracy T. Rudolph	117,160		*
Harrison Stafford II	297,986	(10)	1.07
Robert Steelhammer	253,320	(11)	*
H. E. Timanus, Jr.	464,222	(12)	1.67
David Zalman	640,212	(13)	2.30
Directors and Executive Officers as a Group (16 persons)	5,985,920		21.37%

*	Indicates ownership which does not exceed 1.0%.

(1)	The percentage beneficially owned was calculated based on 27,864,894 shares of Common Stock issued and outstanding as of February 28, 2006. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of Common Stock held by such shareholder or group and exercisable within 60 days.

(2)	Includes 81,951 held of record by Dr. Fagan’s spouse.

(3)	Includes 4,933 shares held of record by the Company’s 401(k) Plan as custodian for Mr. Fisher, 2,972 shares held of record by an IRA account and 12,433 shares which may be acquired within 60 days pursuant to the exercise of stock options.

(4)	Includes 962 shares held of record by the Company’s 401(k) Plan as custodian for the wife of Mr. Hollaway.

(5)	Consists of 523,605 shares held directly, 370,070 shares held of record by HF Properties, Ltd. of which Mr. Holmes is managing partner, 183,373 shares held of record by the Ned S. Holmes Profit Sharing Plan, 2,480 shares held by an exempt trust, of which Mr. Holmes is the trustee, 2,480 shares held by an exempt trust, of which Mr. Holmes is the trustee, 27,500 shares held of record by a trust for the benefit of Mr. Holmes’ daughter, of which Mr. Holmes is trustee, 27,500 shares held of record by a trust for the benefit of Mr. Holmes’ daughter, of which Mr. Holmes is trustee and 7,065 shares held of record by the Downie 1998 Children’s Trust, of which Mr. Holmes is trustee.

(6)	Includes 40,157 shares held of record by Dr. Howard’s spouse.

(7)	Includes 9,427 shares held of record by an IRA account and 102,898 shares which may be acquired within 60 days pursuant to the exercise of stock options.

(8)	Includes 259,236 shares held of record by an IRA account, 56,234 shares held of record in a special trust, of which Dr. Mueller is the trustee and 3,039 shares held of record by Dr. Mueller’s wife. Dr. Mueller expressly disclaims beneficial ownership of the 3,039 shares held of record by his spouse.

(9)	Includes 23,209 shares held of record by the Company’s 401(k) Plan as custodian for Mr. Rollins, 30,000 shares held of record by an IRA account, 4,000 shares held of record by his spouse’s IRA account and 14,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.

(10)	Includes 180,400 shares held of record by the Harrison Stafford Investment Partnership, of which Mr. Stafford is general partner and 3,200 shares held of record by Mr. Stafford’s wife.

(11)	Includes 820 shares held of record by the Steelhammer & Miller, P.C. 401(k) plan for the benefit of Mr. Steelhammer.

(12)	Includes 433,520 shares held of record by Dooley Investments, Ltd. of which Mr. Timanus and his wife are the general partners and 7,500 shares which may be acquired within 60 days pursuant to the exercise of stock options.

(13)	Includes 13,944 shares held of record by Mr. Zalman as custodian for his minor children and 15,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.

PERFORMANCE GRAPH

The following Performance Graph compares the cumulative total shareholder return on the Company’s Common Stock for the period beginning at the close of trading on December 31, 2000 to December 31, 2005, with the cumulative total return of the S&P 500 Total Return Index and the Nasdaq Bank Index for the same period. Dividend reinvestment has been assumed. The Performance Graph assumes $100 invested on December 31, 2000 in the Company’s Common Stock, the S&P 500 Total Return Index and the Nasdaq Bank Index. The historical stock price performance for the Company’s Common Stock shown on the graph below is not necessarily indicative of future stock performance.

Composite of Cumulative Total Return

Prosperity Bancshares, Inc., the S&P 500 Total Return Index

and the Nasdaq Bank Index

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
PROSPERITY BANCSHARES, INC.	100.00	138.92	198.16	239.09	312.18	310.92
S & P 500	100.00	88.12	68.64	88.33	97.94	102.75
NASDAQ BANK	100.00	106.35	107.47	137.00	154.24	149.95

Copyright© 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

www.researchdatagroup.com/S&P.htm

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires the Company’s directors and executive officers and persons who own more than 10% of the outstanding Common Stock to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission (the “SEC”). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16 forms they file.

Based solely on the Company’s review of the copies of such reports furnished to it and representations from certain reporting persons that they have complied with the applicable filing requirements, the Company believes that during the year ended December 31, 2005, all Section 16(a) reporting requirements applicable to the its officers, directors and greater than 10% shareholders were complied with, except that William H. Fagan was late in filing a Form 4 to report one purchase. This transaction has been reported to the SEC.

Item 2.

AMENDMENT TO THE ARTICLES OF INCORPORATION

The Company’s Articles of Incorporation currently authorize a total of 50,000,000 shares of Common Stock, par value $1.00 per share, and 20,000,000 shares of Preferred Stock, $1.00 par value per share. As of February 28, 2006, there were 27,864,894 shares of Common Stock issued and outstanding and an additional 2,404,750 shares were reserved for issuance under the Company’s stock incentive plans. Additionally, the Company expects to issue approximately 4,448,304 shares of Common Stock and options to acquire approximately 462,913 shares of Common Stock (assuming that 60% of SNB Bancshares option holders will elect to convert their options into options to acquire shares of Common Stock) in connection with its proposed acquisition of SNB Bancshares, Inc., which is anticipated to be completed in April 2006. Assuming the issuance of all such shares, the Company would have only 14,819,139 authorized shares of Common Stock remaining for other purposes under the Articles of Incorporation.

The Board of Directors believes that it is in the best interests of the Company and shareholders to have available additional authorized but unissued shares of Common Stock for future corporate purposes, which may include, but are not limited to, incentive and employee benefit plans, the conversion of other securities into Common Stock, possible acquisitions, stock splits, stock dividends, raising additional capital and other corporate purposes that have not yet been identified.

Except for issuances of shares of Common Stock pursuant to the Company’s stock incentive plans, stock option plans assumed by the Company in various acquisitions, the Company’s dividend reinvestment plan and in connection with the acquisition of SNB Bancshares, Inc. as discussed above, the Board of Directors has no present plans, understandings or agreements to issue any of the additional shares of Common Stock, although it reserves the right to do so in the future. If authorization of an increased number of shares of Common Stock were postponed until a specific need arose, a significant amount of time and expense would be consumed incident to shareholder action on the proposed issuance. Such a time delay could cause the Company to miss out on a business opportunity beneficial to the Company and its shareholders. Authorized shares of Common Stock may be issued by action of the Board of Directors from time to time without further approval by the shareholders, subject to applicable Texas law and the rules of the National Association of Securities Dealers, Inc.

The Board of Directors has therefore approved and is proposing to shareholders an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock of the Company from 50,000,000 to 200,000,000. If the shareholders approve this proposal, Section 4.1 of Article 4 of the Company’s Articles of Incorporation will be amended to read as follows:

Section 4.1 Authorized Shares. The aggregate number of all classes of stock which the Corporation has authority to issue is 220,000,000 shares divided into (A) one class of 200,000,000 shares of Common Stock with a par value of $1.00 per share, and (B) one class of 20,000,000 shares of Preferred Stock with a par value of $1.00 per share, which may be divided into and issued in series as set forth in this Article Four.

The holders of shares of Common Stock are not entitled to any preemptive right to purchase or have offered to them any shares or other securities of the Company whether now or hereafter authorized. Any issuance of shares of Common Stock on other than on a pro rata basis to all shareholders would dilute the voting power and percentage of share ownership and may reduce the portion of dividends and liquidation proceeds payable to current shareholders. In addition, the issuance of shares of Common Stock in connection with an acquisition could dilute the Company’s earnings per share, but any such dilution would be expected to be only for the short term.

In addition to the corporate purposes discussed above, the proposed amendment to the Company’s Articles of Incorporation could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board of Directors. For example, it may be possible for the Board of Directors to delay or impede a takeover or transfer of control of the Company by causing such additional authorized shares to be issued to holders who might side with the Board of Directors in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company and its shareholders. The proposed amendment therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the proposed amendment may limit the opportunity for the Company’s shareholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed amendment may have the effect of permitting the Company’s current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of the Company’s business. However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock is required to approve the proposed amendment to the Company’s Articles of Incorporation. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION.

Item 3.

PROPOSAL TO RATIFY APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to the recommendation of the Audit Committee, the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2006. Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm continuously for ten years.

At the Meeting, the shareholders will be asked to consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP. The ratification of such appointment will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting. Representatives of Deloitte & Touche LLP will be present at the Meeting, will be given an opportunity to make a statement (if they desire to do so) and will be available to respond to appropriate questions.

Shareholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2006 fiscal year is not required by the Company’s Amended and Restated Bylaws, state law or otherwise. However, the Board of Directors is submitting the selection of Deloitte & Touche LLP to the Company’s shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection of Deloitte & Touche LLP is ratified, the Audit Committee may, in their discretion, direct the appointment of a different independent registered public accounting firm at any time during the 2006 fiscal year if they determine that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

FOR 2007 ANNUAL MEETING

In order for shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act to be presented at the Company’s 2007 Annual Meeting of Shareholders and included in the Company’s proxy statement and form of proxy relating to such meeting, such proposals must be submitted to the Secretary of the Company at the Company’s principal executive offices not later than November 17, 2006. Shareholder proposals should be submitted to the Secretary of the Company at Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas 77027.

In addition, the Company’s Amended and Restated Bylaws provide that only such business which is properly brought before a shareholder meeting will be conducted. For business to be properly brought before a meeting or nominations of persons for election to the Board of Directors to be properly made at a meeting by a shareholder, notice must be received by the Secretary of the Company at the Company’s offices not later than the close of business on the 60th day prior to the meeting. Such notice to the Company must also provide certain information set forth in the Amended and Restated Bylaws. A copy of the Amended and Restated Bylaws may be obtained upon written request to the Secretary of the Company.

ANNUAL REPORT ON FORM 10-K

The Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission, to any shareholder upon written request to James D. Rollins III, Senior Vice President, Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas 77027.

OTHER MATTERS

The Board of Directors does not intend to bring any other matter before the Meeting and does not know of any other matters that are to be presented for action at the Meeting. However, if any other matter does properly come before the Meeting or any adjournment thereof, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

You are cordially invited to attend the Meeting. Regardless of whether you plan to attend the Meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope at your earliest convenience.

By order of the Board of Directors,

Ned S. Holmes
Chairman of the Board

Annual Meeting Proxy Card

This proxy is solicited on behalf of the Board of Directors of the Company and will be voted FOR the following proposals unless otherwise indicated.

A	Election of Directors

1.	ELECTION of five Class II directors to serve until the 2009 annual meeting of shareholders, and until their successors are duly elected and qualified, or until their earlier resignation or removal.

		For	Withhold		For	Withhold
	01 - James A. Bouligny	☐	☐	04 - Robert Steelhammer	☐	☐

	02 - Charles J. Howard, M.D.	☐	☐	05 - H. E. Timanus, Jr.	☐	☐

	03 - S. Reed Morian	☐	☐

B Proposals

					For	Against	Abstain
2.	APPROVAL OF AN AMENDMENT to the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock from 50,000,000 to 200,000,000 shares.				☐	☐	☐

3.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2006.				☐	☐	☐

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign your name exactly as it appears below. If shares are held jointly, all joint owners must sign. If shares are held by a corporation, please sign the full corporate name by the president or any other authorized corporate officer. If shares are held by a partnership, please sign the full partnership name by an authorized person. If you are signing as attorney, executor, administrator, trustee or guardian, please set forth your full title as such.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
/ /

Proxy - PROSPERITY BANCSHARES, INC.

2006 Annual Meeting of Shareholders to be held on Tuesday, April 18, 2006

This Proxy is Solicited on Behalf of the Board of Directors.

The 2006 Annual Meeting of Shareholders of Prosperity Bancshares, Inc. (the “Company”) will be held at Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas, on Tuesday, April 18, 2006, beginning at 10:00 a.m. (local time). The undersigned hereby acknowledges receipt of the related Notice of 2006 Annual Meeting of Shareholders and Proxy Statement dated March 20, 2006 accompanying this proxy.

The undersigned shareholder hereby appoints Ned S. Holmes and David Zalman, and each of them, attorneys and agents, with full power of substitution, to vote as proxy all shares of Common Stock, par value $1.00 per share, of the Company owned of record by the undersigned and otherwise to act on behalf of the undersigned at the 2006 Annual Meeting of Shareholders and any adjournment thereof in accordance with the directions set forth herein and with discretionary authority with respect to such other matters as may properly come before such meeting or any adjournment(s) thereof, including any matter presented by a shareholder at such meeting for which advance notice was not received by the Company in accordance with the Company’s Amended and Restated Bylaws.

This proxy is solicited by the Board of Directors and will be voted in accordance with the undersigned’s directions set forth herein. If no direction is made, this proxy will be voted (1) FOR the election of all nominees for director named herein, (2) FOR the amendment to the Articles of Incorporation to increase the number of authorized shares of Common Stock and (3) FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2006.

(Continued and to be voted on reverse side.)